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                                                                    EXHIBIT 10.3


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of ________________, 2002 between Vector Tobacco Inc., a Delaware corporation ("Purchaser"), and Gary L. Hall ("Hall").

                              W I T N E S S E T H:

         WHEREAS, Hall has been engaged in the business of marketing and selling cigarettes as an owner of a tobacco distribution business, and has developed significant contacts within the tobacco industry;

         WHEREAS, Hall has been a shareholder and officer of The Medallion Company, Inc., a Virginia corporation ("Company") since 1996, and thus engaged in the manufacture of tobacco products and is personally responsible for developing contacts with customers and suppliers of Company due in part to his involvement in the tobacco distribution business for many years prior to the incorporation of Company; and

         WHEREAS, pursuant to that certain Agreement and Plan of Merger between Purchaser, Company and the stockholders of Company ("Merger Agreement"), Company is to merge with and into Purchaser (certain capitalized terms set forth in this Asset Purchase Agreement shall have the meaning attributed to them in the Merger Agreement).

         NOW THEREFORE, the parties agree as follows:

         1. TRANSFER OF ASSETS. Hall shall transfer and sell, and Purchaser shall purchase, all of Hall's right, title and interest in any and all assets and properties he possesses, of every kind, real, personal or mixed, absolute, accrued, contingent or otherwise, tangible or intangible, wherever located, that are used or useful in the conduct of Company's business, including but not limited to any interest that Hall may have in agreements reached with customers and suppliers of Company, with employees of Company and any other assets that have been owned or acquired by Hall in connection with his ownership of Company or as a result of Hall's involvement in the tobacco manufacturing business.

         2. MEMORANDA, NOTES, RECORDS, TRADE SECRETS.

                  (a) All memoranda, notes, records, files or other documents made or compiled by Hall in connection with his involvement in tobacco manufacturing businesses or made available to him as an employee of Company shall be Purchaser's property and all originals or copies thereof shall be delivered to Purchaser at any time on request of Purchaser.

                  (b) Hall shall not, for the period from the date of this Asset Purchase Agreement to the date five years following the Closing Date, interfere with the Company's relationships with, or endeavor to employ or entice away from the Company, any person who at any time on or after January 1, 2001 was an employee of the Company (other than those resigning as contemplated by the terms of the Merger Agreement and Gerald Barber).

                  (c) Following the Closing Date, Hall shall not, directly or indirectly, at any time, except with the prior express written consent of Purchaser, disclose any Confidential Information that he may learn or have learned by reason of his involvement in the tobacco
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manufacturing business or due to his employment or association with the Company, or use any such information for his own personal benefit or gain.

         3. INTANGIBLE ASSETS. Hall shall never at any time have or claim any right, title or interest in any patent, trade name, trademark, service mark, copyright, trade secret, invention, discovery, concept, method, idea, software, data bases, price lists, sales materials, sales aids, or other similar rights developed by, generated by or made known to Hall as a result of his involvement in tobacco manufacturing businesses or during the term of his employment with the Company. All such tangible or intangible property shall be disclosed to and be the sole and exclusive property of Purchaser. Hall shall fully describe any such tangible or intangible property to an officer or director of Purchaser, and upon request, Hall shall execute, acknowledge, and deliver, without further consideration: (a) all papers, drawings, models, programs, data, documents and other material pertaining to or in any way relating to or evidencing such property; and (b) such assignments, certificates, and other documents as Purchaser may consider necessary or appropriate to properly vest all rights, title, and interest in such property in Purchaser or to enable Purchaser to file and process applications for and to acquire, maintain and enforce any and all patents, trademarks, registrations or copyrights or extensions, continuances or renewals thereof.

         4. FURTHER ASSURANCES. Each party agrees without further consideration to execute and deliver all such documents and instruments as the other party may reasonably deem necessary or desirable to evidence the consummation of the transactions contemplated by this Asset Purchase Agreement.

         5. PURCHASE PRICE AND PAYMENT. In consideration for the transfer of the assets described above and in consideration of the other covenants described above, Hall shall receive the sum of twenty-five million dollars ($25,000,000). The purchase price described above shall be paid to Hall by delivery on the Closing Date of the promissory note of Purchaser in the form of Exhibit A to the Merger Agreement (the "Five Year Promissory Note"). The Five Year Promissory Note shall be guaranteed by Liggett Group Inc., a Delaware corporation.

         6. CERTAIN PROVISIONS IN MERGER AGREEMENT APPLY. The parties agree that the following terms and provisions of the Merger Agreement shall be applicable to this Asset Purchase Agreement as if fully set forth herein. For purposes of applying the terms and provisions of the Merger Agreement to this Asset Purchase Agreement, Hall shall be referred to as the Seller for purposes of the terms and provisions of the Merger Agreement that are applicable to this Asset Purchase Agreement and all representations, warranties, covenants and indemnities of Seller made in the Merger Agreement with respect to the Merger Agreement shall be deemed to be made with respect to this Asset Purchase Agreement:

            Article II- Representations and Warranties of Seller
            Article III-Representations and Warranties of Purchaser
            Article IV-Further Agreements and Assurances
            Article V-Conduct of Business
            Article VI-Conditions to Purchaser's Obligations
            Article VII- Conditions to Seller's and the Company's Obligations

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            Article VIII-Survival
            Article IX - Indemnification
            Article X -Termination
            Article XI - Miscellaneous

Hall specifically agrees that all amounts due him under the Five Year Promissory Note are subject to the indemnification and right of setoff provisions set forth in the Merger Agreement.

         This Asset Purchase Agreement has been executed and delivered on the Closing Date. The closing of the transaction contemplated by this Asset Purchase Agreement shall occur simultaneously with, and be subject to all of the conditions precedent to, the Closing of the Merger contemplated by the Merger Agreement. Upon termination of the Merger Agreement, this Asset Purchase Agreement shall also terminate.

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

                                      VECTOR TOBACCO INC


                                      By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                      HALL


                                      ------------------------------------------
                                      Gary L. Hall

For purposes of conveying all rights she has in the property being sold hereunder, Donna M. Hall, wife of Gary L. Hall, signs below on the date first written above.



                                      ------------------------------------------
                                      Donna M. Hall

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